UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                               FORM 8-K

                            CURRENT REPORT




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported) January 11, 2002




                         Seaboard Corporation
        (Exact name of registrant as specified in its charter)


        Delaware                      1-3390                04-2260388
(State or other jurisdiction of    (Commission          (I.R.S. Employer
 incorporation or organization)     File Number)        Identification No.)


9000 W. 67th Street, Shawnee Mission, Kansas                66202
(Address of principal executive offices)                 (Zip Code)



(Registrant's telephone number, including area code)    (913) 676-8800



                            Not Applicable
(Former name or former address, if changed since last report.)



Item 5.  Other Events

As previously disclosed in the Company's filings under the Securities Exchange Act of 1934, the Company's investment in its Argentine sugar and citrus operations expose the Company to foreign currency risks. Seaboard Corporation had approximately $168,000,000 in net assets denominated in Argentine Pesos, before the effects of the peso devaluation described below. Since December 20, 2001, the Argentine government had placed restrictions on the exchange of currency. On January 6, 2002, the government of Argentina officially ended the one Peso to one U.S. Dollar parity, which was in effect in Argentina during the preceding 11 years. On January 11, 2002, the currencies began market trading and resulted in an exchange rate of 1.70 Argentine Pesos to one U.S. Dollar. As a result of this devaluation, Seaboard Corporation expects to record a write-down of net assets and a corresponding currency translation adjustment of approximately $69 million as a reduction to shareholders' equity as of December 31, 2001. No tax benefit will be provided related to this reduction to shareholders' equity. The reduction will be recorded as other comprehensive loss. Further fluctuations in the currency translation will be recorded as other comprehensive income (loss) in subsequent periods.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                           DATE:  January 16, 2002

                           Seaboard Corporation


                           by:  /s/ Robert L. Steer
                               Robert L. Steer, Senior Vice President,
                               Treasurer and Chief Financial Officer